Exhibit 99.1
AVANIR PHARMACEUTICALS REPORTS FISCAL 2011 SECOND
QUARTER RESULTS
ALISO VIEJO, Calif., May 9, 2011-Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) today reported financial results for the three and six months ended March 31, 2011.
Financial Highlights
•	Total net revenues of $1.4 million (deferred royalty revenue and recognized NUEDEXTA® revenue)

•	Gross revenue for NUEDEXTA of $505,000

•	Total NUEDEXTA net shipments of $3.1 million

•	Quarter end cash, cash equivalents, and investments of $105.1 million
Commenting on the financial results and recent events, Keith A. Katkin, president and CEO of Avanir, said, “With the mid-February launch of NUEDEXTA, the only FDA approved treatment for pseudobulbar affect, we have become a commercial stage biopharmaceutical company. I believe we are off to a promising start with over 1,000 new prescriptions through the end of March, representing the first seven weeks of launch. With a strong balance sheet, dedicated and talented employees, and plans for further clinical development, I believe Avanir is poised for a successful fiscal 2011.”
Fiscal 2011 Second Quarter Results
•	Total net revenues for the quarter ended March 31, 2011 totaled $1.4 million, compared with $1.0 million for the comparable quarter in 2010.

•	Total operating expenses were $15.8 million in the second quarter of fiscal 2011, compared with $7.4 million in the comparable period in fiscal 2010.

•	Cash used in operations was $13.9 million in the second quarter of fiscal 2011.

•	Net loss for the fiscal 2011 second quarter was $14.5 million, or $0.12 per share, compared with a net loss of $6.4 million, or $0.08 per share, for the same period in fiscal 2010.
Six-Month Results
•	Total net revenue for the first six-months of fiscal 2011 totaled $3.3 million compared with $2.5 million for the first six months of fiscal 2010.

•	Total operating expenses were $29.7 million in the first six-months of fiscal 2011 compared to $13.8 million in the comparable period for fiscal 2010.

•	Cash used in operations was $28.0 million in the first six months of fiscal 2011.

•	Net loss for the first six-months of fiscal 2011 was $26.6 million, or $0.23 per share, compared with a net loss of $11.3 million, or $0.14 per share for the comparable period in fiscal 2010.
NUEDEXTA Revenue
 For the quarter ended March 31, 2011, the company reported NUEDEXTA gross and net revenue of $505,000 and $462,000 respectively. NUEDEXTA revenue is recognized using a deferred revenue recognition model, meaning that NUEDEXTA capsule shipments to wholesalers are initially recorded as deferred revenue and later recognized as revenue when the product has left the distribution channel and is no longer subject to a right of return, effectively representing reported end-user prescriptions and non-retail shipments of NUEDEXTA capsules.
Total NUEDEXTA net shipments for the quarter ended March 31, 2011 were $3.1 million. Net deferred revenue for the second quarter of fiscal 2011 was $2.6 million.

Business Highlights
 On February 7, 2011, Avanir launched NUEDEXTA, the first and only U.S. Food and Drug Administration (FDA) approved therapy for pseudobulbar affect (PBA).
In addition to the launch of NUEDEXTA, other recent highlights for the company include:
•	Filed an Investigational New Drug (IND) application with the FDA to begin a large Phase II clinical trial of AVP-923 for the treatment of central neuropathic pain in patients with multiple sclerosis. The company expects to enroll the first patient by the end of 2011.

•	Announced the PRISM patient registry, a 10,000 patient registry to further quantify the prevalence and quality of life impact of PBA in patients with a variety of underlying neurologic conditions.

•	Announced results from a Multiple Sclerosis Association of America survey of approximately 5,000 of their members indicating that approximately 48% of respondents exhibited symptoms of PBA.

•	Further enhanced commercial expertise of the Avanir executive team with the addition of Bill Sibold to position of chief commercial officer, the promotion of Greg Flesher to chief business officer and the addition of Elona Kogan, Esq to the position of vice president, legal affairs.
Cash, Cash Equivalents & Marketable Securities
 As of March 31, 2011 Avanir had cash, cash equivalents and investments in securities totaling $105.1 million, including cash and cash equivalents of $103.0 million and restricted investments in securities of $2.1 million.
Note to Investors: As previously announced, Avanir will hold a conference call to discuss fiscal 2011 second quarter financial results today, May 9, 2011, beginning at 1:30 p.m. Pacific Time. You can listen to this call by dialing 1-877-558-3407 for domestic callers or +1-706-679-1941 for international callers, and entering passcode 62329359. Those interested in listening to the conference call live via the internet may do so by visiting http://www.avanir.com.
About NUEDEXTA
 NUEDEXTA® is the first and only FDA-approved treatment for pseudobulbar affect (PBA). NUEDEXTA is an innovative combination of two well-characterized components; dextromethorphan hydrobromide (20 mg), the ingredient active in the central nervous system, and quinidine sulfate (10 mg), a metabolic inhibitor enabling therapeutic dextromethorphan concentrations. NUEDEXTA acts on sigma-1 and NMDA receptors in the brain, although the mechanism by which NUEDEXTA exerts therapeutic effects in patients with PBA is unknown.
NUEDEXTA is indicated for the treatment of pseudobulbar affect (PBA). PBA occurs secondary to a variety of otherwise unrelated neurological conditions, and is characterized by involuntary, sudden, and frequent episodes of laughing and/or crying. PBA episodes typically occur out of proportion or incongruent to the patient’s underlying emotional state. Studies to support the effectiveness of NUEDEXTA were performed in patients with amyotrophic lateral sclerosis (ALS) and multiple sclerosis (MS). NUEDEXTA has not been shown to be safe and effective in other types of emotional lability that can commonly occur, for example, in Alzheimer’s disease and other dementias. The primary outcome measure, laughing and crying episodes, was significantly lower in the NUEDEXTA arm compared to placebo. The secondary outcome measure, the Center for Neurologic Studies Lability Scale (CNS-LS), demonstrated a significantly greater mean decrease in CNS-LS score from baseline for the NUEDEXTA arm compared to placebo.
NUEDEXTA Important Safety Information
 NUEDEXTA can interact with other medications causing significant changes in blood levels of those medications and/or NUEDEXTA. NUEDEXTA is contraindicated in patients receiving drugs that both prolong QT interval and are metabolized by CYP2D6 (e.g., thioridazine and pimozide) and should not be used concomitantly with other drugs containing quinidine, quinine, or mefloquine. NUEDEXTA is contraindicated in patients taking monoamine oxidase inhibitors (MAOIs) or in patients who have taken MAOIs within the preceding 14 days. NUEDEXTA is contraindicated in patients with a known hypersensitivity to its components.
NUEDEXTA may cause serious side effects, including possible changes in heart rhythm. NUEDEXTA is contraindicated in patients with a prolonged QT interval, congenital long QT syndrome or a history suggestive of torsades de pointes, in patients with heart failure as well as patients with, or at risk of, complete atrioventricular (AV) block, unless the patient has an implanted pacemaker.
NUEDEXTA causes dose-dependent QTc prolongation. When initiating NUEDEXTA in patients at risk of QT prolongation and torsades de pointes, electrocardiographic (ECG) evaluation of QT interval should be conducted at baseline and 3-4 hours after the first dose.
The most common adverse reactions in patients taking NUEDEXTA are diarrhea, dizziness, cough, vomiting, weakness, swelling of feet and ankles, urinary tract infection, flu, elevated liver enzymes, and flatulence.
NUEDEXTA may cause dizziness. Precautions to reduce the risk of falls should be taken, particularly for patients with motor impairment affecting gait or a history of falls.
Patients should take NUEDEXTA exactly as prescribed. Patients should not take more than 2 capsules in a 24-hour period, make sure that there is an approximate 12-hour interval between doses, and not take a double dose after they miss a dose.
These are not all the risks from use of NUEDEXTA. For additional important safety information about NUEDEXTA, please see the full Prescribing Information at www.NUEDEXTA.com.
About PBA
 Patients suffering from existing neurological disease or brain injury may also suffer the added burden of pseudobulbar affect, or PBA. PBA occurs secondary to a variety of otherwise unrelated neurological conditions, and is characterized by involuntary, sudden, and frequent episodes of laughing and/or crying. PBA episodes typically occur out of proportion or incongruent to the patient’s underlying emotional state. PBA outbursts result from a “short circuit” in the brain caused by another neurologic condition—such as multiple sclerosis (MS), amyotrophic lateral sclerosis (ALS), stroke, or traumatic brain injury. PBA can have a debilitating impact on the lives of patients, caregivers and loved ones. For more information about PBA, please visit www.PBAinfo.org.
About Avanir Pharmaceuticals, Inc.
 Avanir Pharmaceuticals, Inc. is a biopharmaceutical company focused on bringing innovative medicines to patients with central nervous system disorders of high unmet medical need. As part of our commitment, we have extensively invested in our pipeline and are dedicated to advancing medicines that can substantially improve the lives of patients and their loved ones. For more information about Avanir, please visit www.avanir.com.
AVANIR™ and NUEDEXTA® are trademarks owned by Avanir Pharmaceuticals, Inc.
©2011 Avanir Pharmaceuticals, Inc. All Rights Reserved.
Forward Looking Statements
 Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the ongoing launch of NUEDEXTA, the future clinical development of NUEDEXTA for other indications and the expected timing for enrollment of patients in these trials are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the occurrence of adverse safety events with NUEDEXTA, that NUEDEXTA may not gain acceptance by the medical field, our dependence on third parties for manufacturing and distribution of NUEDEXTA, that we may not adequately build or maintain the necessary sales, marketing, supply chain management and reimbursement capabilities on our own or enter into arrangements with third parties to perform these functions in a timely manner or on acceptable terms, and other risks detailed from time to time in the Company’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

Avanir Investor & Media Contact
Ian Clements, PhD
ir@avanir.com
+1 (949) 389-6700

	March 31,	September 30,
	2011	2010
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$103,047,047	$38,771,469
Trade receivables	3,215,758	—
Inventories	671,001	652,628
Other current assets	1,544,677	1,066,482
Current portion of restricted investments in marketable securities	467,100	200,000

Total current assets	108,945,583	40,690,579
Restricted investments in marketable securities, net of current portion	1,634,625	401,550
Property and equipment, net	674,436	449,712
Non-current inventories	258,182	228,207
Other assets	795,978	371,150

TOTAL ASSETS	$112,308,804	$42,141,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$5,342,842	$5,323,542
Deferred product revenues, net	2,647,091	—
Current portion of deferred royalty revenues	2,087,226	2,399,849

Total current liabilities	10,077,159	7,723,391
Accrued expenses and other liabilities, net of current portion	241,158	334,269
Deferred royalty revenues, net of current portion	5,274,870	6,076,982
Total liabilities	15,593,187	14,134,642

Total stockholders’ equity	96,715,617	28,006,556

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$112,308,804	$42,141,198

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
REVENUES FROM PRODUCT SALES
Gross product sales	$504,966	$—	$504,966	$—
Less: discount and allowances	(42,952)	—	(42,952)	—
Net product sales	462,014	—	462,014	—
Cost of product sales (1)	114,327	—	114,327	—
Product gross margin	347,687	—	347,687	—

OTHER REVENUES
Revenues from royalties	974,489	994,494	2,792,976	2,479,428

Total gross margin	1,322,176	994,494	3,140,663	2,479,428

OPERATING EXPENSES
Research and development	2,519,390	3,815,613	6,363,179	7,262,503
Selling, general and administrative	13,278,773	3,622,704	23,372,211	6,489,182
Total operating expenses	15,798,163	7,438,317	29,735,390	13,751,685

Loss from operations	(14,475,987)	(6,443,823)	(26,594,727)	(11,272,257)
OTHER INCOME
Interest income	10,051	2,357	17,183	8,161
Other, net	348	1,004	37	677

Net loss	$(14,465,588)	$(6,440,462)	$(26,577,507)	$(11,263,419)

Basic and diluted net loss per share	$(0.12)	$(0.08)	$(0.23)	$(0.14)

Basic and diluted weighted average number of common shares outstanding	121,635,339	83,419,640	114,943,284	83,288,078

(1)	Cost of product sales includes a write-down of inventory of approximately $82,000.